                                                                    EXHIBIT 11.1

                       SYNERGY SEMICONDUCTOR CORPORATION

                 COMPUTATION OF PRO FORMA NET INCOME PER SHARE

                                            Year ended       Three months ended
                                         December 31, 1995     March 31, 1996
                                         -----------------   ------------------
Net income                                  $2,652,694           $1,434,174
                                         =================   ==================
Weighted average common shares
 outstanding                                 1,153,168            2,553,169

Common stock options, utilizing
 treasury stock method when
 dilutive                                    1,227,780              293,482

Preferred stock, utilizing as if
 converted method when dilutive             10,580,893           11,520,574

Staff Accounting Bulletin No. 83
 issuances and grants (1)                      347,232              301,125
                                        ------------------    -----------------
Weighted average shares outstanding         13,309,073           14,668,350
                                        ==================    =================

Net income per share                       $      0.20          $      0.10
                                        ==================    =================

(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options and warrants granted with exercise prices below the assumed IPO price during the 12-month period preceding the date of the initial filing of the Registration Statement, have been included in the calculation of weighted average common equivalent shares, using the treasury stock method and the assumed IPO price, as if they were outstanding for all periods presented.